NEWS RELEASE
www.homestreet.com/newsroom

HomeStreet Announces Preliminary Year-End and Fourth Quarter 2016 Results and Proposed Settlement of Securities and Exchange Commission Investigation

Seattle, WA - January 12 2017 - HomeStreet, Inc., (the “Company”) (NASDAQ:HMST), the parent company of HomeStreet Bank, today announced that it expects the full year earnings for 2016 to be between $57.6 million and $58.2 million, or $2.34 and $2.36 per diluted share. Earnings for the fourth quarter of 2016 are estimated to be between $1.7 million and $2.3 million, or $0.07 and $0.09 per diluted share. Actual results will be announced after the market closes on January 23, 2017.

HomeStreet’s fourth quarter results were significantly affected by market changes adversely impacting our mortgage banking business. Notwithstanding the impact on fourth quarter results, we do not expect these factors will have a materially negative effect on our results going forward.

During the third quarter earnings call held on October 25, 2016, the Company issued fourth quarter 2016 guidance for mortgage loan lock and forward sale commitments volume of approximately $2.0 billion, and for mortgage loan closing volume of $2.4 billion. This guidance was established assuming a stable market environment.

During the fourth quarter, the financial markets were impacted by dramatic increases in long-term Treasury rates beginning in November 2016 in reaction to the results of the U.S presidential election, and an increase in short-term interest rates by the Federal Reserve in December 2016. Higher interest rates drove lower than forecasted mortgage application volume and interest rate lock commitments of $1.8 billion, and a lower level of “pipeline fallout,” which in turn resulted in a higher volume of mortgage loan closings of $2.5 billion. Both of these volume changes have a negative impact on earnings for the period as most of our mortgage origination revenue is earned at interest rate lock commitment and most of our mortgage origination expense is incurred at closing.

The unexpected and sustained increase in interest rates also resulted in asymmetrical changes in valuation between hedging derivatives and servicing valuations. This market dislocation reduced the value of our hedging derivatives to a greater extent than the value of our mortgage servicing rights increased in the quarter, resulting in lower risk management results.

“While we are clearly disappointed in this impact of market forces on our mortgage banking results last quarter, we are pleased with our full year mortgage banking results.” said Mark K. Mason, HomeStreet chairman, president and CEO. “Additionally, last year we made significant progress toward our strategic goals and improved profitability in our commercial and consumer banking segment. In fact, the commercial and consumer banking segment net income for 2016 is expected to be approximately $30.8 million, compared with net income of $18.0 million for 2015. We remain excited about the Company’s prospects for achieving the goals of our strategic plan, which we believe are unaffected by the events of the fourth quarter.”

Additionally, on January 6, 2017, we entered into an agreement in principle (the “Settlement”) with the staff of the SEC related to a previously disclosed SEC investigation into HomeStreet’s fair value hedge accounting for certain commercial real estate loans and swaps. The Settlement relates to allegations that the Company did not maintain certain records and accounts in a manner that provided reasonable detail and accurately and fairly reflected the Company’s transactions and dispositions, did not have sufficient internal controls related to such record-keeping, and engaged in certain practices which allegedly could have had the effect of discouraging certain individuals from communicating with the SEC regarding any potential securities violations. The Settlement is subject to acceptance by the Commission. The fair value hedge accounting error at issue in the Settlement was disclosed by HomeStreet in November 2014. The Settlement will require the Company to pay a fine of $500,000, which we recorded in the fourth quarter and was not deductible for income tax purposes. The SEC does not allege that these violations had a material impact on HomeStreet’s financial statements for any period. The Settlement is still subject to final approval by the Commission.

About HomeStreet, Inc.

Now in its 96th year, HomeStreet, Inc. (NASDAQ: HMST) is a diversified financial services company headquartered in Seattle, Washington, and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA).

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance and likelihood of success. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control.

Forward-looking statements in this release include but are not limited to statements regarding our business plans and strategies and the expected effects of those strategies, general economic trends (particularly those that relate to the Mortgage Banking segment of our business), the actual financial results for our fourth quarter of 2016, forecasts of future results, and our ability to complete a settlement with the Securities and Exchange Commission on the terms we have offered. Factors that may cause us to deviate from our projections and expectations as stated herein include financial events and conditions that may cause our operating results to differ from expectations and political and other conditions that may affect the SEC’s willingness to approve the Settlement Agreement on the terms offered therein. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

HomeStreet, Inc.
Media:
Shawn McWashington, 206-753-3757
shawn.mcwashington@homestreet.com

or

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com